Registration No. 333 -____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
__________________

CHOICEONE FINANCIAL SERVICES, INC.
(Exact Name of Registrant as Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation or Organization)	38-2659066 (I.R.S. Employer Identification Number)

109 East Division, Sparta, Michigan (Address of Principal Executive Offices)	49345 (Zip Code)

CHOICEONE FINANCIAL SERVICES, INC.
2002 EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the Plan)

Thomas L. Lampen Treasurer ChoiceOne Financial Services, Inc. 109 East Division Sparta, Michigan 49345	Copies to:	Jeffrey A. Ott Warner Norcross & Judd LLP 900 Fifth Third Center 111 Lyon Street, N.W. Grand Rapids, Michigan 49503-2487

(Name and Address of Agent for Service)

(616) 887-7366
(Telephone Number, Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)(3)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee
Common Stock	52,500 shares	$14.44	$ 758,100.00	$ 69.75

(1)

Plus an indeterminate number of additional shares as may be required to be issued in the event of an adjustment as a result of an increase in the number of issued shares of Common Stock resulting from a subdivision of such shares, the payment of stock dividends or certain other capital adjustments.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)

On June 24, 2002, the average of the high and low price for the Common Stock of ChoiceOne Financial Services, Inc. in the over-the-counter market was $14.44 per share. The registration fee is computed in accordance with Rule 457(c) and (h).

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

                    The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated in this registration statement by reference:

          (a)          The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act");

          (b)          All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

          (c)          The description of the Registrant's common stock, which is contained in the Registrant's Form 8-A registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

                    All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents.

Item 4.          Description of Securities.

                    Not applicable.

Item 5.          Interest of Named Experts and Counsel.

                    Not applicable.

Item 6.          Indemnification of Directors and Officers.

                    ChoiceOne Financial Services, Inc. ("ChoiceOne") is obligated under its Restated Articles of Incorporation to indemnify its directors and executive officers to the fullest extent permitted under the Michigan Business Corporation Act (the "MBCA") arising from their service to ChoiceOne, a subsidiary or another organization at the request of ChoiceOne or a subsidiary. In addition, ChoiceOne's Restated Articles of Incorporation and Bylaws permit it to indemnify other officers, employees and agents of ChoiceOne and its subsidiaries.

                    Sections 561 through 571 of the MBCA contain provisions governing the indemnification of directors and officers by Michigan corporations. That statute provides that a corporation has the power to indemnify a person who was or is a party or is threatened to be made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not, against expenses, including attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, and, with respect to a criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

                    Indemnification of expenses (including attorneys' fees) and amounts paid in settlement is permitted in derivative actions, except that indemnification is not allowed for any claim, issue or matter in which such person has been found liable to the corporation unless and to the extent that a court decides indemnification is proper. To the extent that any such person has been successful on the merits or otherwise in defense of an action, suit or proceeding, or in defense of a claim, issue or matter in the action, suit or proceeding, he or she shall be indemnified against actual and reasonable expenses (including attorneys' fees) incurred by him or her in connection with the action, suit or proceeding, and any action, suit or proceeding brought to enforce the mandatory indemnification provided under the MBCA. The MBCA permits partial indemnification for a portion of expenses (including reasonable attorneys' fees), judgments, penalties, fines and amounts paid in settlement to the extent the person is entitled to indemnification for less than the total amount.

                    A determination that the person to be indemnified meets the applicable standard of conduct and an evaluation of the reasonableness of the expenses incurred and amounts paid in settlement shall be made in any of the following ways: (1) by a majority vote of a quorum of the board of directors who are not parties or threatened to be made parties to the action, suit or proceeding; (2) by a majority vote of a committee of not less than two disinterested directors; (3) by independent legal counsel; (4) by all "independent directors" not parties or threatened to be made parties to the action, suit or proceeding; or (5) by the shareholders.

                    An authorization for payment of indemnification may be made by the shareholders or the board of directors by (i) a majority vote of 2 or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (ii) a majority vote of a committee of 2 or more directors who are not parties or threatened to be made parties to the action, suit or proceeding, (iii) a majority vote of 1 or more "independent directors" who are not parties or threatened to be made parties to the action, suit or proceeding, or (iv) if the corporation lacks the appropriate persons for alternatives (i) through (iii), by a majority vote of the entire board of directors. Under the MBCA, ChoiceOne may indemnify a director without a determination that the director has met the applicable standard of conduct unless the director received a financial benefit to which he or she was not entitled, intentionally inflicted harm on the corporation or its shareholders, violated Section 551 of the MBCA (which prohibits certain dividends, distributions and loans to insiders of the corporation), or intentionally committed a criminal act. A director may file for a court determination of the propriety of indemnification in any of the situations set forth in the preceding sentence.

                    Under the MBCA and ChoiceOne's Restated Articles of Incorporation, ChoiceOne must pay or reimburse the reasonable expenses incurred by a director, officer, employee, or agent who is a party or threatened to be made a party to an action, suit or proceeding in advance of final disposition of the proceeding if the person furnishes to ChoiceOne a written undertaking to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct, which undertaking need not be secured.

                    The indemnification provisions of the MBCA are not exclusive of the rights to indemnification under a corporation's articles of incorporation or bylaws or by agreement. However, the total amount of expenses advanced or indemnified from all sources combined may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the MBCA continues as to a person who ceases to be a director, officer, employee or agent.

                    The MBCA permits ChoiceOne to purchase insurance on behalf of its directors, officers, employees and agents against liabilities arising out of their positions with ChoiceOne, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, ChoiceOne maintains such insurance on behalf of its directors, officers, employees and agents.

Item 7.          Exemption from Registration Claimed.

                    Not applicable.

Item 8.          Exhibits.

                    The following exhibits have been filed as part of this registration statement:

Exhibit Number	Document

4.1

ChoiceOne's Amended and Restated Articles of Incorporation, previously filed as Exhibit 3.1 to the Registrant's Form 10-Q Quarterly Report for the quarter ended June 30, 2000. Here incorporated by reference.

4.2	ChoiceOne's Bylaws, previously filed as Exhibit 3.2 to the Registrant's Form 10-QSB Quarterly Report for the quarter ended September 30, 1998. Here incorporated by reference.

4.3

The ChoiceOne Financial Services, Inc. 2002 Employee Stock Purchase Plan, previously filed as Appendix A to the Registrant's Definitive Proxy Statement with respect to its Annual Meeting of Shareholders held on April 29, 2002. Here incorporated by reference.

5	Opinion of Warner Norcross & Judd LLP regarding the legality of the securities offered.

23.1	Consent of Warner Norcross & Judd LLP - included in Exhibit 5 and incorporated here by reference.

23.2	Consent of Crowe, Chizek and Company LLP.

24	Powers of Attorney

Item 9.            Undertakings.

          (a)          The undersigned Registrant hereby undertakes:

          (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the village of Sparta, state of Michigan, on this 27th day of June, 2002.

CHOICEONE FINANCIAL SERVICES, INC. By /s/ James A. Bosserd James A. Bosserd Chief Executive Officer and President (Principal Executive Officer)

                    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*/s/Frank G. Berris Frank G. Berris	Director	June 19, 2002

*/s/Lawrence D. Bradford Lawrence D. Bradford	Director	June 19, 2002

*/s/William F. Cutler, Jr. William F. Cutler, Jr.	Director	June 19, 2002

*/s/Lewis G. Emmons Lewis G. Emmons	Director	June 19, 2002

*/s/Stuart Goodfellow Stuart Goodfellow	Director	June 19, 2002

*/s/Bruce A. Johnson Bruce A. Johnson	Director	June 19, 2002

*/s/Paul L. Johnson Paul L. Johnson	Director	June 19, 2002

*/s/Thomas L. Lampen Thomas L. Lampen	Treasurer (Principal Financial and Accounting Officer)	June 19, 2002

*/s/Jon E. Pike Jon E. Pike	Director and Chairman of the Board	June 19, 2002

*/s/Linda R. Pitsch Linda R. Pitsch	Director	June 19, 2002

*/s/Andrew W. Zamiara Andrew W. Zamiara	Director	June 19, 2002

*By /s/James A. Bosserd James A. Bosserd Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Document

4.1

ChoiceOne's Amended and Restated Articles of Incorporation, previously filed as Exhibit 3.1 to the Registrant's Form 10-Q Quarterly Report for the quarter ended June 30, 2000. Here incorporated by reference.

4.2	ChoiceOne's Bylaws, previously filed as Exhibit 3.2 to the Registrant's Form 10-QSB Quarterly Report for the quarter ended September 30, 1998. Here incorporated by reference.

4.3

The ChoiceOne Financial Services, Inc. 2002 Employee Stock Purchase Plan, previously filed as Appendix A to the Registrant's Definitive Proxy Statement with respect to its Annual Meeting of Shareholders held on April 29, 2002. Here incorporated by reference.

5	Opinion of Warner Norcross & Judd LLP regarding the legality of the securities offered.

23.1	Consent of Warner Norcross & Judd LLP - included in Exhibit 5 and incorporated here by reference.

23.2	Consent of Crowe, Chizek and Company LLP.

24	Powers of Attorney